AMENDMENT

to

Mutual Fund Services Agreement

Between

THE Cutler Trust

and

Ultimus Fund Solutions, LLC

This Amendment dated April 30, 2019, amends and revises the Mutual Fund Services Agreement, dated April 18, 2005, and previously amended July 1, 2015 and April 12, 2018, (the “Agreement”) between The Cutler Trust (the “Trust”), a Delaware business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”).

WHEREAS, the Parties entered into the Agreement; and

WHEREAS, The Parties agree to amend and revise the Agreement to revise certain provisions of the Agreement as set forth below.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Section 2 of the Agreement is amended to add the following subsection (t):

2.	ADMINISTRATION SERVICES.

(t) provide assistance in the adoption and maintenance of a Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4 under the 1940 Act. The LRMP shall include the following services:

Implementation Phase

•	Assist in the development and implementation of the Trust’s written LRMP
•	Perform an in-depth evaluation of the adequacy of the written LRMP of the Trust’s investment adviser (the “investment adviser”) to ensure compatibility with the LRMP of the Trust

Ongoing Services

•	Provide data from the Trust’s books and records
•	Assist in monitoring the highly liquid investment minimum, if applicable, and the level of illiquid investments (15% limit) of each series within the Trust
•	Assist with arranging notifications to the Trust’s Trustees

•	Assist in the preparation of Form N-LIQUID
•	Add the investment adviser’s liquidity risk discussion to shareholder reports

2.	Schedule B of the Agreement is amended to add the following bullet:

•	LIQUIDITY RISK MANAGEMENT PROGRAM

The Trust agrees to pay Ultimus the fees below.

Implementation Fee (payable in six equal installments commencing with initial compliance date)	$[REDACTED] per investment adviser
Annual Fee	$[REDACTED]
Form N-LIQUID preparation and related Notification to the Trust’s Trustees	$[REDACTED] per event
Optional ICE Vantage Liquidity Indicator Model	Out of Pocket Charges

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

	The Cutler Trust		Ultimus Fund Solutions, LLC

By:	/s/ Erich Patten	By:	/s/ Kurt B. Krebs
Name:	Erich Patten	Name:	Kurt B. Krebs
Title:	President	Title:	Chief Financial Officer

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